Exhibit 10.32

JPMC Agreement No. CW232350

Amendment 2 to Master Services Agreement CW232350

This Amendment (“Amendment”) to the Master Services Agreement (JPMC Agreement No. CW232350 “Agreement”) is made and entered into as of June 6, 2019 (“Amendment Effective Date”) by JPMorgan Chase Bank, National Association (“JPMC”) and CompoSecure, L.L.C., a Delaware limited liability company (“Supplier”).

JPMC and Supplier have entered into the Agreement. JPMC and Supplier now wish to amend the Agreement to amend and restate restrictions on Supplier’s use of information provided to Supplier in connection with the Agreement and any schedule or other contracting document (each, a “Schedule”) to which the terms and conditions of the Agreement apply. NOW THEREFORE, in consideration of the foregoing premises and the promises, terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JPMC and Supplier, intending to be legally bound, agree as follows:

A. The following is added at the end of the Article 7. Confidentiality section of the Agreement, and supersedes any conflicting provision of the Agreement and all Schedules:

1.	Limitations on Use of JPMC Confidential Information.

(a)	JPMC hereby grants Supplier a non-exclusive, non-perpetual, revocable, non-sublicensable, limited right to use JPMC Confidential Information solely for JPMC’s benefit to provide goods, services, licensed materials and other deliverables (“Deliverables”) to JPMC pursuant to the applicable contracting document during the term of that document. JPMC reserves all other rights in the JPMC Confidential Information.

(b)	Supplier will disclose JPMC Confidential Information only to Supplier’s and its direct and indirect subcontractors’ employees, consultants, agents or any other individuals acting on Supplier’s behalf, solely for the purpose of providing Deliverables to JPMC and only to those who are obligated to maintain the confidentiality of JPMC Confidential Information upon confidentiality and use limitation terms no less onerous than those contained in this Agreement. Supplier may only pass through rights to use JPMC Confidential Information to subcontractors to the extent the Supplier is expressly allowed to do so in writing by JPMC (e.g., under this Agreement or the Schedule) for the expressly stated purpose.

(c)	Supplier will not attempt to (i) identify or re-identify any person or entity whose information may be included in any de-identified or aggregated information or data that it receives in connection with this Agreement or any Schedule, or (ii) decrypt or unmask any encrypted or masked information or data that Supplier receives in connection with this Agreement or any Schedule.

(d)	Supplier will not (i) use or reference any JPMC Confidential Information, or any aggregate data or performance data derived from JPMC Confidential Information or JPMC’s access to or use of Deliverables, for any purpose that is not expressly authorized under this Agreement or the Schedule; or (ii) except to the extent reasonably required for the provision of the Deliverables, or as otherwise expressly authorized by JPMC, use JPMC Confidential Information to contact any person, and in no event will any such contact involve marketing or solicitation of products or services.

(e)	All limitations and restrictions in this section apply during the term of this Agreement, during the term of each Schedule and after each such term.

JPMC Agreement No. CW232350

B. Section 2.3 “Termination for Convenience” included in the Agreement is hereby amended and restated in full, as follows:

Section 2.3 Termination for Convenience.

Subject to continued compliance with applicable exclusivity restrictions and required minimum purchase obligations by JPMC and other provisions set forth in Amendment 2 to Schedule Five CW876787 and any future applicable Schedule, or amendment thereto, if any such restrictions or obligations are in effect at the time JPMC gives notice to Supplier, JPMC may terminate this Agreement or any Schedule(s) for convenience, in whole or in part, at any time and without liability by giving Supplier at least thirty (30) days prior written notice of the termination date.

C. Section 14.2 “Assignment” included in the Agreement is hereby amended and restated in full, as follows:

Section 14.2 Assignment.

Neither party may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Notwithstanding that consent, any assignment by Supplier that is not accompanied by an assumption agreement executed by the assignee will be null and void. Notwithstanding the foregoing, (1) JPMC may assign this Agreement, any Schedule, or any of its rights under each of the preceding, in whole or in part, without Supplier's consent (a) to any existing or future JPMC entity; or (b) to another JPMC Affiliate or to an acquirer or successor-in-interest to JPMC or one of its Affiliates in the case of a JPMC merger, acquisition, divestiture, consolidation or corporate reorganization (whether or not JPMC is the surviving entity); and (2) Supplier may assign this Agreement, any Schedule, or any of its rights under each of the preceding, in whole or in part, without JPMC’s consent but with written notice to JPMC, to any acquirer or successor-in-interest to Supplier by merger, acquisition, consolidation or corporate reorganization (whether or not Supplier is the surviving entity); provided that (i) the assignee can demonstrate to JPMC’s reasonable satisfaction that it has the ability (financially, technically and operationally) to perform under this Agreement, (ii) the assignee is not a competitor of JPMorgan Chase & Co., as reasonably determined by JPMC and (iii) the assignee is not, and has not been, involved in any litigation with JPMC. Any assignment or attempted assignment contrary to this Section 14.2 will be a material breach of this Agreement and null and void. This Agreement and each Schedule will be binding upon the successors, legal representatives and permitted assigns of the parties. For purposes of this Section 14.2, any merger or other combination by operation of law with respect to Supplier constitutes an assignment.

D. Except as amended by this Amendment, the Agreement and each Schedule remain in full force and effect. Terms with initial capital letters not defined in this Amendment have the definitions given in the Agreement. By executing this Amendment, JPMC and Supplier ratify the terms of the Agreement and each Schedule, as modified by this Amendment. If any provision of this Amendment conflict with any provision of the Agreement or any Schedule, the provision of this Amendment will control, even if a Schedule states that it or any of its provisions control over a conflicting provision of the Agreement. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, together constituting the same instrument. All references in the Agreement to “this Agreement” or the like are deemed to refer to the Agreement, as amended by this Amendment.

(signatures follow on next page)

JPMC Agreement No. CW232350

IN WITNESS WHEREOF, JPMC and Supplier have caused duly authorized representatives of their respective companies to execute this Amendment as of the Amendment Effective Date.

JPMorgan Chase Bank, National Association		CompoSecure, L.L.C.

By:	/s/ illegible	By:	/s/ Jonathan C. Wilk

Printed Name:	Doug Roginson	Printed Name:	Jonathan C. Wilk

Title:	Vice President	Title:	CEO

The parties acknowledge and agree that this Amendment may be signed using a digital image of the signing party’s hand-written signature and that such electronic signature will be considered legally binding.

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